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EX-11.1

          2

               STATEMENT RE: COMPUTATION PER SHARE EARNINGS

          1

AETHER SYSTEMS, INC.
COMPOSITION OF EARNINGS PER COMMON SHARE
EXHIBIT 11.1

                                                        Computation of Earning
                                                           per Common Share
                                                 --------------------------------------
                                                      ( in thousands, per shares)

                                                      Quarter Ended March 31, 1999
                                                 --------------------------------------
                                                 Net Loss       Shares        Per Share
BASIC EPS
Pro forma net loss available to
              common shareholders                 (1,297)        19,878         (0.07)

EFFECTS OF DILUTIVE SHARES
Stock options                                          -              -             -
                                                  ------         ------         -----

DILUTIVE EPS
Pro forma net loss available to
              common shareholders                 (1,297)        19,878         (0.07)
                                                  ------         ------         -----


                                                      Quarter Ended March 31, 2000
                                                 --------------------------------------
Pro forma net loss available to
              common shareholders                (33,270)        29,541         (1.13)

EFFECTS OF DILUTIVE SHARES
Stock options                                          -              -             -
                                                  ------         ------         -----

DILUTIVE EPS
Pro forma net loss available to
              common shareholders                (33,270)        29,541         (1.13)
                                                  ------         ------         -----

1. Options and warrants to purchase approximately 1.000 million, 1,559 million,
4.077 million shares of common stock were outstanding during 1997, 1998, and 1999 respectively and were not included in the computation of pro forma diluted earnings per share because the effect would have been antidilutive. Additionally, effective March 22, 2000, the Company issued $310.5 million of 6% Convertible Subordinated Notes due 2005, which are convertible at a price of $243.95 (or 4.0992 shares per $1,000 principal amount of notes, subject to adjustment. These notes were not considered in the calculation of the pro forma diluted earnings per share because the effect it would have been antidilutive.